                              EMPLOYMENT AGREEMENT
                             (Amended and Restated)

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated this 16th day of July, 1997 (the "date hereof"), with an effective date of the 15th day of April, 1996 (the "effective date"), by and between Laboratory Specialists, Inc. (the "Company"), a Louisiana corporation, and Arthur R. Peterson, Jr., an individual ("Peterson").

     WHEREAS, the parties hereto entered into this Employment Agreement on April 23, 1996, which was amended and restated on September 26, 1997;

     WHEREAS, the parties have determined that it is in the best interest of the Company that this Agreement be further amended to extend the term of this Agreement, effective as of the date hereof;

     WHEREAS, Peterson is currently serving as President and Chief Executive Officer of the Company;

     WHEREAS, the Company is a wholly-owned subsidiary of Laboratory Specialists of America, Inc., of which Peterson is currently serving as Treasurer;

     WHEREAS, the Company desires to obtain the services of Peterson on a full-time basis in order to preserve the continuation of the operations of the Company with its suppliers, customers and others, and Peterson desires to render such services to the Company;

     NOW, THEREFORE, for and in consideration of the conditions hereinbelow to be performed on the part of the respective parties hereto, and in consideration of the mutuality thereof, the parties hereto agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ Peterson, and Peterson hereby agrees to serve the Company, during the period beginning on April 15, 1996 and ending on April 15, 2000 (the "Period of Employment"), or on such earlier date as provided in Sections 4 and 5 hereof; provided, however, that the Period of Employment shall be extended an additional one year period to next April 15 immediately following the end of each full year of employment with the Company that Peterson completes pursuant to and accordance with this Agreement.

     2. DUTIES. Substantially all of the duties and responsibilities of Peterson, subject to such travel as the duties of Peterson hereunder may reasonably require, shall be performed by Peterson at and from the corporate offices of the Company in Belle Chasse, Louisiana.

          2.1 During the Period of Employment, Peterson shall serve as President and Chief Executive Officer of the Company and shall devote his full time, attention, skill, energy and best efforts to the duties assigned to him from time to time by management and/or the Board of Directors of the Company, and shall, but without obligation hereunder, serve the Company in such additional executive officer positions to which he may be elected or appointed by the Board of Directors of the Company, subject to acceptance by Peterson of such additional executive officer position or positions. Notwithstanding the foregoing, Peterson may engage in any other pursuit or endeavor which does not conflict with his ability to perform his duties to the business interests of the Company, provided that such other pursuit or endeavors does not violate the duty of loyalty and care which Peterson has to the Company by reason of this Agreement or in his capacity as an executive officer of the Company.

          2.2 As an employee of the Company, Peterson shall be subject to the overall supervision and instructions of management of the Company and, if applicable, that are associated with the executive officer position or positions held by Peterson which shall be subject to the overall supervision and instructions of the Board of Directors to the Company.

EMPLOYMENT AGREEMENT PAGE 1
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     3.  COMPENSATION AND OTHER BENEFITS.  During the Employment Period, the
Company shall pay or provide to Peterson and Peterson shall be entitled to receive or have maintained for his benefit, the following:

          3.1 Commencing on the effective date, the Company shall compensate Peterson for the services to rendered by him hereunder at the rate of one hundred sixty-five thousand dollars ($165,000) per year, payable in equal semi-monthly installments on the first and fifteen day of each month, commencing on July 1, 1998.

          3.2  In addition to the compensation payable to Peterson pursuant to
     Section 3.1 hereof, within 90 days following the end of each fiscal year of Laboratory Specialists of America, Inc. ending during the Employment Period, the Company shall pay Peterson a bonus equal to the lesser of (i) $50,000 or (ii) 10 percent of the net income of Laboratory Specialists of America, Inc. before provision for income taxes determined in accordance with generally accepted accounting principles as reflected on the audited financial statements of Laboratory Specialists of America, Inc. for the immediately preceding fiscal year. The bonus payable pursuant to this
     Section 3.2 shall be deemed earned by Peterson as of the end of each such fiscal year of Laboratory Specialists of America, Inc. for all intents and purposes, including for federal income tax purposes, notwithstanding termination of the employment of Peterson on or after the end of such fiscal year of Laboratory Specialists of America, Inc. To the extent that stock options are granted by the Board of Directors of Laboratory Specialists of America, Inc. to its executive officers, Peterson shall be deemed to be a member of the group to which stock options are granted, and his stock option grants shall be determined in the same manner as are the stock option grants of other executives in the group.

          3.3 Peterson is hereby authorized to incur reasonable expenses for the promotion of the Company's business, including entertainment, travel and similar expenses, and he shall be reimbursed therefore by the Company upon his presentation of itemized accounts of such expenditures.

          3.4 The Company shall provide to Peterson health and disability insurance benefits comparable to those provided to the executive officers of the Company either as a group or individually.

          3.5 Peterson shall be entitled to reasonable periods of vacation with pay in each year, and reasonable periods of sick leave with pay commensurate with his position, in accordance with Company policy as established by the Board of Directors.

          3.6 The Company shall provide to Peterson and maintain insurance, at the Company's cost and expense, covering the life of Peterson in the face amount of one million dollars ($1,000,000), the proceeds of which shall be payable to such beneficiary that Peterson shall designate or in the event of failure to designate a named beneficiary shall be payable to the estate of Peterson.

          3.7 The Company shall pay to Peterson an automobile allowance of five hundred dollars ($500) per month, payable on the fifteen day of each month while employed pursuant to this Agreement, and shall provide at the sole cost and expense of the Company a mobile phone to assist Peterson in the performance of his duties and responsibilities as an employee and, if applicable, executive officer of the Company.

     4.  DISABILITY OR DEATH.

          4.1 In the event the Board of Directors of the Company determines in good faith that Peterson is unable, because of physical or mental illness or disability, to render services of the character contemplated hereby and that such disability reasonably may be expected to be permanent or to continue for a period of at least six (6) consecutive months (or for shorter periods totaling more than six (6) months during any period of eighteen (18) consecutive months), in such event the Board of Directors of the Company may elect to terminate the employment of Peterson hereunder upon written notice by the Company to Peterson effective on the next first or fifteenth day of the month following the date of such notice. At any time and upon reasonable request therefor by the Company, Peterson shall submit to medical examination by a physician designated by the Company in New Orleans, Louisiana, for the purpose of determining the existence, nature and extent of any such disability. In the event the Board of Directors elects to terminate the employment of

EMPLOYMENT AGREEMENT PAGE 2
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     Peterson pursuant to this Section 4.1, Peterson shall be entitled to receive any amount of compensation determined pursuant to Section 3.1 hereof up to the date of the termination of the employment of Peterson payable on the dates established pursuant to Section 3.1 hereof.

          4.2 In the event Peterson shall die during the Employment Period, this Agreement shall terminate effective on the next first or fifteenth day of the month following the date of death, and the Company shall pay to the spouse of Peterson, or if unmarried at the time of his death, to the estate of Peterson, the compensation payable to Peterson pursuant to Section 3.1 hereof for a period of three (3) months following the effective date of termination of this Agreement pursuant to this Section 4.2, payable on the dates provided for such compensation payment thereunder.

          4.3  In the event of termination of this Agreement pursuant to Section
     4.1 and/or Section 4.2 of this Agreement, Peterson (or his spouse or if unmarried on the date of his death his estate) shall be entitled to receive accrued and unpaid expense reimbursements, automobile allowance and any unpaid bonus amounts awarded to Peterson prior to such termination and stock option grants awarded to Peterson prior to such termination exercisable in accordance with the terms of such stock option grants.

     5. TERMINATION FOR CAUSE. In the event the Board of Directors of the Company determines in good faith that Peterson is guilty of gross negligence or fraud materially injurious to the Company, the Company may terminate this Agreement, and all obligations hereunder shall thereupon terminate.

     6. NON-COMPETITION. During the Employment Period, or, if longer, the period of employment of Peterson by the Company, Peterson will not engage in competition with the Company, either directly or indirectly, in any manner or capacity as an employee or executive officer of a competitor company in any phase of the business carried on by the Company at any time.

     7. CONFIDENTIALITY. During the Employment Period, or, if longer, the period of employment of Peterson by the Company, and for a period of three
(3) years thereafter, Peterson will not divulge to anyone, other than the Company or persons designated by the Company in writing, any confidential material information directly or indirectly useful in any aspect of the business of the Company or any of its subsidiaries, as conducted from time to time, as to which Peterson is now, or at any time during employment shall become, informed and which is not then generally known to the public or recognized as standard practice.

     8. CERTAIN PROVISIONS TO SURVIVE TERMINATION; ETC. Notwithstanding any termination of his employment under this Agreement, Peterson, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 6 and 7 hereof, and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections.

     9. NON-ASSIGNABILITY. Neither party hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party.

     10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in New Orleans, Louisiana, unless otherwise agreed by the parties hereto. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this
Section 10 hereof shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Peterson of any of his covenants contained in Sections 6 and 7 hereof.

     11. NOTICE. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given forty-eight (48) hours after depositing in the United States mail, certified mail, postage prepaid, addressed to the party to receive such notice at the address set forth hereinbelow or such other address as either party may give to the other in writing pursuant to written notice pursuant to this Section:

EMPLOYMENT AGREEMENT PAGE 3
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          If to Peterson:          (PERSONAL AND CONFIDENTIAL)
                                   Mr. Arthur R. Peterson, Jr.
                                   1111 Newton Street
                                   Gretna, Louisiana 70053

          If to the Company:       Laboratory Specialists, Inc.
                                   1111 Newton Street
                                   Gretna, Louisiana 70053

     12. GENERAL. The terms and provisions herein contained (i) constitute the entire Agreement between the Company and Peterson with respect to the subject matter hereof, (ii) may be amended or modified only by a written instrument executed by the parties hereto, and (iii) shall be construed and enforced in accordance with the laws in effect in the State of Louisiana without regard to its conflicts of law provisions. Failure by a party hereto to require performance of any provision of this Agreement shall not affect, impair or waive such party's right to require full performance at any time thereafter.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as amended and restated, on the 16th day of July, 1998, with an effective date of the 1st day of July, 1998.

"Company"                          LABORATORY SPECIALISTS, INC.


                                   By:
                                      -----------------------------------------
                                          Larry E. Howell, Vice President


"Peterson"
                                      -----------------------------------------
                                          Arthur R. Peterson, Jr.








EMPLOYMENT AGREEMENT PAGE 4